Exhibit 3.1(g)(i)


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                            ARTICLES OF INCORPORATION

                                       OF

                        CHECK MART OF PENNSYLVANIA, INC.
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               The undersigned, being a natural person of the age of 18
     years or older, does hereby act as incorporator for the purpose of incorporating a business corporation under the Business Corporation Law of 1988.

               FIRST:  The name of the corporation (hereinafter called the
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     "Corporation") is Check Mart of Pennsylvania, Inc.

               SECOND:  The name of the commercial office provider is CT
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     Corporation System located at One Commerce Square, 417 Walnut Street,
     Harrisburg, Pennsylvania 17101 and the county of location for venue purposes is Philadelphia County.

               THIRD:  The Corporation has as its purpose the engaging in
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     any lawful act or activity for which corporations may be incorporated under the Business Corporation Law of 1988, as from time to time amended or supplemented.

               FOURTH:  The aggregate number of shares that the Corporation
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     shall have authority to issue is 100, all of which shares shall be
     Common Shares having a par value of $0.01 each.

               FIFTH:  The name and mailing address of the incorporator is
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     John J.M. Selig, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New
     York, New York 10153.

               SIXTH:  In furtherance and not in limitation of the powers
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     conferred by law, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-laws of the Corporation, but any By-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

               SEVENTH:  Notwithstanding any provisions in the By-laws to
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     the contrary, each shareholder shall have one vote for each share entitled to vote on matters to be decided by a vote of the shareholders. There shall be no cumulative voting for the election of directors.

               EIGHTH:  A director shall not be personally liable to the
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     Corporation or its shareholders for damages for any breach of







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     duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication adverse to such director that establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled. Neither the amendment nor the repeal of this Article shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

               NINTH:  The Corporation shall indemnify, to the fullest
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     extent permitted by the Business Corporation Law of 1988, as the same may be amended or supplemented from time to time, all persons whom it is permitted to indemnify pursuant thereto.

               IN WITNESS WHEREOF, the undersigned has duly executed these Articles of Incorporation on this 29th day of January, 1996.



                                        /s/ John J.M. Selig
                                        -------------------------
                                        John J.M. Selig
                                        Sole Incorporator



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